Exhibit 10.26

Collegium Pharmaceutical, Inc. Noncompetition, Confidentiality and Inventions
Agreement

In consideration of my employment (“Employment”) by Collegium Pharmaceutical, Inc. or its subsidiaries (together, the “Company”), I, Michael Heffernan, agree as follows:

1.             Noncompetition.  During the period of my Employment by the Company and for one year following the termination of my Employment, regardless of the reasons for my termination, I shall not, directly or indirectly, (i) accept employment with any business or entity that is in competition with the products or services being created, developed, manufactured, marketed, distributed or sold by the Company, or (ii) engage in any business or activity (whether alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder) that is in competition with the products or services being created, developed, manufactured, marketed, distributed or sold by the Company wherever the Company does business, does or plans to do business or sells or markets its products or services.  My ownership of less than 1% of the equity securities of any publicly traded Company will not by itself violate the terms of this Section.

In the event that I seek to be employed by a third party and my employment with such third party after the termination of my Employment with the Company would violate the noncompetition provisions of this Section, the Board of the Directors will, upon request by me and upon notice given a reasonable period of time prior to commencement of such employment (not to exceed ten (10) business days), release me from the noncompetition provisions of this Section if it determines, in good faith, that my employment with such third party would not adversely affect the Company.  The factors to be considered by the Board may include the scope of business activities conducted by the prospective third party employer, the nature of the employment services proposed to be rendered by me to the third party employer, and the risk of the disclosure of the Company’s confidential information that may be entailed in connection with the proposed employment.  I agree to provide the Board with all information that may reasonably aid the Board in making its determination.

2.             Nondisclosure and Nonuse of Confidential Information.  Except as required by the nature of my duties or with the prior written approval of an authorized officer of the Company, I will never, during my Employment or thereafter, use or disclose any confidential information of the Company or any of its customers, including without limitation customer lists, market research, strategic plans or other information or discoveries, inventions, improvements, know-how, methods or other trade secrets, whether developed by me or others.  Without limiting the generality of the foregoing, I will comply with the Company’s policies and procedures for the protection of confidential information.

3.             Use and Return of Documents.  I will not disclose any documents, records, tapes and other media that contain confidential information and will not copy any such material or remove it from the Company’s premises, except as required by the nature of my duties or as approved by an authorized officer of the Company.  Upon termination of my Employment, I will promptly return to the Company all copies of documents, records, tapes and other media that contain confidential information.

4.             Assignments of Rights.  I will promptly disclose to the Company all inventions, discoveries, methods, processes, works, and concepts (whether or not patentable or copyrightable or constituting trade secrets) conceived, created, developed or reduced to practice by me (whether alone or with others, and whether or not during normal business hours or on or off the Company premises) in the course of my Employment (“Property”).  I assign to the Company my full right, title and interest to all

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Property.  I agree to execute such documents and take such action reasonably requested by the Company in connection with the Property.  If the Company is unable, after reasonable effort, to secure my signature on any such documents, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection on the Property with the same legal force and effect as if executed by me.  I will not charge the Company for my time spent in complying with this obligation.  All copyrightable works that I create shall be considered “works made for hire.”

5.             Non-Recruitment.  During the period of my Employment and for a period of one (1) year after termination of the Employment, I will not solicit or assist in soliciting any employees of the Company or encourage any employee of the Company to become employed in any business competitive with the Company’s business and I will not encourage or facilitate any company or business organization that employs me or is controlled by me to do likewise.  I will not encourage, facilitate or cause any consultant, supplier, partner, collaborator or customer of the Company or with which the Company has engaged in discussions during the term of my Employment to discontinue its relationship with the Company or enter into a relationship that is competitive with the Company.  I will not encourage or facilitate any company or business organization that employs me or is controlled by me to do likewise. During the period of my Employment by the Company and for one year following the termination of my Employment, I shall not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, solicit or do business with any customer of the Company (i) with whom I have had contact or (ii) about whom I obtained information, or became familiar with during the course of my Employment with the Company, but only to extent such solicitation or business activity would be in competition with the products or services being created, developed, manufactured, marketed, distributed or sold by the Company.

6.             Employment.  The terms of my Employment are set forth in that certain letter agreement dated the date hereof between me and the Company.  My Employment and my execution and performance of this Agreement do not conflict with or breach any existing agreements or obligations of mine to third parties.  I will not disclose to the Company any proprietary information of any third party without the consent of the third party.

7.             Remedies.  I understand that if I violate this Agreement, the harm to the Company could be irreparable.  I agree that, in addition to any other remedies provided by law, the Company will be entitled to obtain injunctive relief, specific performance or other equitable relief against any such violation without having to post a bond.

8.             Consent to Jurisdiction.  I consent to the jurisdiction of the federal and state courts in Rhode Island (or, if different, the state of the Company’s corporate headquarters) in respect of any matter relating to this Agreement and agree that any dispute relating to this Agreement shall be litigated exclusively in such courts.

9.             Amendment and Waiver.  Any amendment to or modification of this Agreement, or any waiver of any provision hereof, shall be in writing and signed by the Company.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

10.          General.  This Agreement is for the benefit of the Company and its successors and assigns.  This Agreement will take effect as a sealed instrument, will continue in effect after termination of my Employment for any reason, and will be governed by internal Rhode Island law.  If any part of this Agreement is held invalid or unenforceable, the remainder of this Agreement will be still enforceable.

Moreover, if one or more of the provisions herein shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.  I shall not enter into any agreement either written or oral in conflict herewith.

Date:	10/15/03	By:	/s/ Michael Heffernan

ACCEPTED:

COLLEGIUM PHARMACEUTICAL, INC.

		By:	/s/ Michael Heffernan
			Name:	Michael Heffernan
			Title:	President

Oct-03